Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

Otix Global, Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Article III” so that, as amended, said Article shall be and read as follows:

See attached Exhibit A.

This document will be effective as of March 26, 2010.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 25th day of March, 2010.

By:	/s/ Brent H. Shimada
Authorized Officer

Title:	Vice President

Name:	Brent H. Shimada
Print or Type

Exhibit A

The introductory language of Article III are hereby deleted and replaced with the following:

Immediately upon the filing of the Certificate of Amendment with the Delaware Secretary of State (the “Effective Date”) and without further action on the part of holders of the Company’s common stock, $0.001 par value, every five shares of common stock issued and outstanding immediately prior to the Effective Time shall be automatically combined into one issued and outstanding share, with a par value of $0.005.

The corporation shall have authority to issue shares as follows:

14,000,000 shares of common stock, par value $0.005 per share. Each share of common stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of shareholders.

The remaining sections of Article III are not amended and shall remain unchanged.